UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(AMENDMENT NO. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

THE PNC FINANCIAL SERVICES GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	25-1435979
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania	15222-2707
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class to be so registered

Series G Junior Participating	New York Stock Exchange
Preferred Share Purchase Rights

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates (if applicable):  Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:  None

Item 1. Description of Registrant’s Securities to be Registered.

     The PNC Financial Services Group, Inc. (the “Company”) hereby supplements Item 1 to reflect the following developments with respect to the Rights (as defined below):

     On February 28, 2007, the Company amended the Rights Agreement, dated as of May 15, 2000 and amended on January 1, 2003, between the Company and Computershare Investor Services, LLC, as successor-in-interest to The Chase Manhattan Bank, as Rights Agent (the “Rights Agreement”), accelerating the final expiration date of the outstanding rights to purchase shares of Series G Junior Participating Preferred Share Purchase Rights (the “Rights”) from May 25, 2010 to February 28, 2007. As a result of this amendment, the Rights expired and the Rights Agreement effectively terminated as of February 28, 2007.

     The foregoing summary of the amendment to the Rights Agreement is qualified in its entirety by reference to the full text of the amendment, which is filed as Exhibit 1 hereto, the full text of the Rights Agreement prior to the amendment, which was filed as Exhibit 1 to the Company’s Form 8-A as filed with the Securities and Exchange Commission on May 23, 2000, and the full text of the First Amendment to the Rights Agreement dated January 1, 2003, which was filed as Exhibit 4.8 to the Annual Report on Form 10-K for the Year Ended December 31, 2002, each of which is incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description

1	Second Amendment dated as of February 28, 2007 to Rights Agreement, dated as of May 15, 2000 and amended on January 1, 2003, between The PNC Financial Services Group, Inc. and Computershare
Investor Services, LLC, as successor-in-interest to The Chase Manhattan Bank, as Rights Agent (in-
corporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed by The PNC Financial
Services Group, Inc. on March 6, 2007).

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE PNC FINANCIAL SERVICES GROUP, INC.

Date: March 8, 2007	By:	/s/ Samuel R. Patterson

Samuel R. Patterson
Controller

EXHIBIT INDEX

Exhibit No.	Description

1	Second Amendment dated as of February 28, 2007 to Rights Agreement, dated as of May 15, 2000 and amended on January 1, 2003, between The PNC Financial Services Group, Inc. and Computershare
Investor Services, LLC, as successor-in-interest to The Chase Manhattan Bank, as Rights Agent (in-
corporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed by The PNC Financial
Services Group, Inc. on March 6, 2007).